Exhibit 10.2

TIME-BASED LTIP UNIT AWARD
UNDER THE PROVISIONS OF THE
CYRUSONE RESTATED 2012 LONG TERM INCENTIVE PLAN

Name of Employee:
Award Date:
Number of LTIP Units:
    Pursuant to the provisions of the CyrusOne Restated 2012 Long Term Incentive Plan (as in effect from time to time (the “Plan”)), this Time-Based LTIP Unit Award Agreement (this “Agreement”) and the Partnership Agreement (as defined in the Plan), the Board of Directors of CyrusOne Inc. (“CyrusOne”) hereby grants, and the Operating Partnership shall issue, to the employee named above (“you” or “your”) on the date noted above (the “Award Date”) an award (the “Award”) of time-based vesting LTIP Units (the “LTIP Units”), on and subject to the terms of the Plan, the Partnership Agreement and your agreement to the terms, conditions and restrictions contained herein and subject to the vesting criteria contained herein. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Plan.
1.Vesting. Except as otherwise determined by the Committee in its sole discretion or provided in Section 2, 3, 4, 5 or 14 hereof, the LTIP Units shall vest and the Restrictions (as defined in Section 6) shall lapse and thereby terminate and be of no further force or effect in three approximately equal annual installments beginning on the first anniversary of the Award Date (each, a “Vesting Date”) provided that you are continuously employed by the Company through each such Vesting Date.
2.Termination of Restrictions Upon Death. In the event of your death while an Employee, then, effective as of the date of your death, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of Section 1 hereof) shall lapse and thereby terminate and be of no further force or effect with respect to the number of LTIP Units (rounded up to the nearest whole LTIP Unit) that bears the same ratio to the total number of LTIP Units granted pursuant to this Award Agreement as the number of days from the Award Date through the date of your death bears to 1,095 (less any previously vested LTIP Units), and such LTIP Units shall vest. Any LTIP Units that remain subject to the Restrictions after the calculation described in the preceding sentence shall be forfeited to CyrusOne as of your date of death in accordance with the terms of Section 6 hereof.
3.Termination of Restrictions Upon Disability. If, pursuant to the applicable disability provision of any Employment Agreement, you become disabled and such disability prevents you from fulfilling the usual duties of your job and is expected to continue indefinitely, all as determined by the Company, or, if no such provision exists or you are not party to an Employment Agreement, you become disabled to such extent that you are unable to perform the usual duties of your job for a period that is expected to continue indefinitely, all as determined by the Company, then, effective as of the date of your disability, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of Section 1 hereof) shall lapse and thereby terminate and be of no further force or effect with respect to the number of LTIP Units (rounded up to the nearest whole LTIP Unit) that bears the same ratio to the total number of LTIP Units granted pursuant to this Award Agreement as the number of days from the Award Date through the date of your disability bears to 1,095 (less any previously vested LTIP Units), and such LTIP Units shall vest. Any LTIP Units that remain subject to the Restrictions after the calculation described in the preceding sentence shall be forfeited to CyrusOne as of the date of your termination of employment in accordance with the terms of Section 6 hereof.
4.Termination of Restrictions Upon Termination of Employment Other than for Death, Disability or Cause. If the Company terminates your employment other than by reason of your death or disability or other than for Cause, then, effective as of the date of your termination of employment, the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of Section 1 hereof)

shall lapse and thereby terminate and be of no further force or effect with respect to the number of LTIP Units (rounded up to the nearest whole LTIP Unit) that bears the same ratio to the total number of LTIP Units granted pursuant to this Award Agreement as the number of days from the Award Date through the date of your termination of employment bears to 1,095 (less any previously vested LTIP Units), and such LTIP Units shall vest. Any LTIP Units that remain subject to the Restrictions after the calculation described in the preceding sentence shall be forfeited to CyrusOne as of your termination of employment in accordance with the terms of Section 6 hereof. For purposes of this Agreement, “Cause” shall have the meaning set forth in any Employment Agreement, or, if you do not have an Employment Agreement, shall mean the occurrence of any one of the following: (i) your material dereliction of your duties, your gross negligence or substantial failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your engaging in (A) misconduct that is materially injurious to the Company or (B) illegal conduct; (iii) your material breach of any written agreement by and between you and the Company; (iv) your violation of any material provision of the Company’s Code of Business Conduct and Ethics; or (v) your willful failure to cooperate in good faith with an investigation by any governmental authority.
5.Termination of Restrictions After a Change in Control. in the event that a Change in Control occurs, and either:
(a)    your employment is terminated by the Company other than due to your death or Disability and other than for Cause (as defined above) within twelve months following such Change in Control, or
(b)    following such Change in Control, (i) the LTIP Units do not remain outstanding in accordance with the terms set forth herein, and (ii) the acquiring entity does not either assume this award of LTIP Units or substitute new awards with respect to equity interests of the acquiring entity, in either case, with substantially similar terms or equivalent economic benefits as the LTIP Units, then the Restrictions (to the extent the Restrictions have not earlier terminated under the terms of this Agreement) shall lapse and thereby terminate and be of no further force or effect with respect to all of the LTIP Units as of (x) the date of your termination of employment, or (y) the date of the consummation of the Change in Control, respectively, as applicable, and such LTIP Units, to the extent not previously vested, shall vest.
6.Forfeiture. The LTIP Units and any interest therein shall be subject to the forfeiture and transfer restrictions as described in this Section 6 (the “Restrictions”). Except as otherwise determined by the Committee or provided in Sections 3, 4, 5, 6, 7 or 14 hereof, any LTIP Units that remain unvested or subject to the Restrictions on the date you cease to be an Employee shall be forfeited to CyrusOne as of such date and, upon such forfeiture, all of your rights in respect of such LTIP Units shall cease automatically and without further action by CyrusOne or you. In addition, except as otherwise determined by the Committee or provided in Section 17 of the Plan, any LTIP Units that remain subject to the Restrictions may not be transferred, sold, assigned alienated, transferred, pledged, attached, conveyed or otherwise encumbered by you in any manner whatsoever and whether or not for consideration. For the purpose of giving effect to this provision, you must execute and deliver to CyrusOne a stock power with respect to each certificate evidencing any of the LTIP Units, thereby assigning to CyrusOne all of your interest in the LTIP Units. By the execution and delivery of this Agreement, you authorize and empower CyrusOne, in the event of a forfeiture of any of the LTIP Units under this Section 6 to (i) date (as of the date you cease to be an Employee) those stock powers relating to LTIP Units that remain subject to the Restrictions as of the date you cease to be an Employee and (ii) present such stock powers and the certificates to which they relate to CyrusOne’s transfer agent or other appropriate party for the sole purpose of transferring the forfeited LTIP Units to CyrusOne.

7.Distributions.
(a)The vested LTIP Units shall be entitled to receive the same distribution per unit as that paid on Partnership Common Units (as defined in the Partnership Agreement) that were outstanding during the entire quarterly period in respect of which such distribution is paid, commencing with the distribution paid to holders as of the first record date immediately following the Vesting Date applicable to such vested LTIP Units.
(b)From and after the Award Date and prior to the applicable Vesting Date, you shall be entitled to receive distributions with respect to such LTIP Units in accordance with the terms of the Partnership Agreement, and your Sharing Percentage for purposes of the Partnership Agreement shall be 100%.
8.Admission as a Limited Partner of the Operating Partnership. You shall be admitted as a partner of the Operating Partnership with beneficial ownership of the LTIP Units as of the Award Date by (i) signing and delivering (including via electronic acceptance in accordance with Section 17) to the Operating Partnership a copy of this Agreement and (ii) signing, as a limited partner, and delivering to the Operating Partnership a counterpart signature page to the Partnership Agreement (attached as Exhibit A).
9.Employment. For purposes of this Agreement, you shall be deemed to be an “Employee” while, and only while, you are in the employ or service of the Company. In this regard, the granting of this Agreement does not constitute a contract of employment or service and does not give you the legal right to be continued as an Employee.
10.Interpretation. You acknowledge that the Committee has the authority to construe and interpret the terms of the Plan, the Partnership Agreement and this Agreement if and when any questions of meaning arises under the Plan, the Partnership Agreement or this Agreement, and any such construction or interpretation shall be binding on you, your heirs, executors, administrators, personal representatives and any other persons having or claiming to have an interest in the LTIP Units.
11.Tax Matters.
(a)83(b) Election. You may make an election to include in gross income in the year of transfer the fair market value of the LTIP Units granted hereunder, in accordance with Section 83(b) of the Code, by completing the form attached hereto as Exhibit B and filing such form with the Internal Revenue Service.
(b)Withholding and Taxes. No later than the date as of which an amount first becomes includible in your gross income for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to the LTIP Units granted hereunder, you will pay to the Company or make arrangements satisfactory to the Committee regarding payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The Company may cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from LTIP Units granted to you with an aggregate value that would satisfy the withholding amount due subject to the terms of the Plan. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to you.
BY SIGNING THIS AGREEMENT, YOU REPRESENT THAT YOU HAVE REVIEWED WITH YOUR TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT YOU ARE RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. YOU UNDERSTAND AND AGREE THAT YOU (AND NOT THE COMPANY)

SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
12.Investment Representations; Registration. You hereby represent and warrant to, and agree with, the Company as follows:
(a)The LTIP Units issued pursuant to this Agreement will be acquired for your own account for investment only and not with a view to, nor with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein. You acknowledge that the issuance of the LTIP Units has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, or the securities or real estate syndication laws of any state or other jurisdiction, and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable laws of states or other jurisdictions or an exemption from such registration is available. You acknowledge that the Company does not have any intention of registering the resale of any LTIP Units issued hereunder under the Securities Act or of supplying the information necessary for you to sell any such LTIP Units; and that the Company and the Operating Partnership shall be organized and operated so as to be exempt from registration under the Investment Company Act of 1940, as amended, and from the provisions of that statute designed to protect investors.
(b)You acknowledge that you are presently an employee of, or consultant to, the Operating Partnership, or are otherwise providing services to or for the benefit of the Operating Partnership, and in such capacity have become familiar with the business of the Operating Partnership.
(c)You also understand that the transfer of any LTIP Units issued pursuant to this Agreement will be subject to restrictions contained in the Partnership Agreement, as well as the restrictions set forth in this Agreement.
(d)You acknowledge that (i) you have no obligation whatsoever to acquire the LTIP Units issued pursuant to this Agreement, (ii) your acquisition of the LTIP Units issued pursuant to this Agreement is not, and will not be, in any way whatsoever a condition of continued employment or service with the Company, (iii) neither the offer to you of the opportunity to acquire the LTIP Units or any Partnership Common Units pursuant to the Partnership Agreement nor this Agreement, shall be deemed to constitute a contract of employment or service or to impose any obligation upon the Company to continue to employ or engage you, and (iv) nothing stated or implied in this Agreement or in the Partnership Agreement shall be construed to abrogate, amend or otherwise affect any rights or obligations with respect to any employment or service which the Company or you may otherwise have by agreement or under law.
(e)You acknowledge that you have been furnished a copy of the Partnership Agreement and the Plan, have carefully read and understand the provisions of the Partnership Agreement and the Plan, have had the opportunity to ask questions of the Company and have received answers from the Company concerning the provisions of the Partnership Agreement and the Plan, and the terms and conditions of the offering of the LTIP Units. You further acknowledge that you have been furnished information regarding the activities of the Company, have had the opportunity to ask questions of the Company concerning such activities, and are satisfied with all such information and such answers as you have received. You acknowledge that no representation has been made by the Company or otherwise by or on behalf of the Company as to any current value of the assets held by the Company or as to any prospective return on any LTIP Units issued pursuant to this Agreement. You further acknowledge that you have not relied, in connection with the acquisition of the LTIP Units, upon any representations, warranties or agreements other than those set forth in this Agreement or the Partnership Agreement. You further acknowledge that you provide services to the Company on a regular basis and that, in such capacity, you have access to all such information, and have such experience and involvement in connection with the business and operations of the Company, as you believe to be necessary and appropriate to make an informed decision to accept the LTIP Units granted pursuant to this Agreement.
(f)You acknowledge that the Company is not rendering any tax, legal or financial advice or recommendation to acquire the LTIP Units issued pursuant to this Agreement. You have been informed that you should consult your own tax, legal and financial advisors to the extent you seek advice regarding these matters.
(g)You represent and warrant to the Company that you are an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and that one or both of the following clauses (i) and (ii) are true and correct in all respects:
(i)You are a natural person: (x) whose individual net worth (assets minus liabilities), or joint net worth with your spouse, exceeds $1,000,000 ((a) excluding (1) as an asset, the value of your primary residence and (2) as a liability, the outstanding indebtedness secured by your primary residence up to the fair market value of such primary residence, provided, however, that if the amount of such outstanding indebtedness has increased within the previous 60 days, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability and (b) including, as a liability, the outstanding indebtedness secured by the your primary residence in excess of the fair market value of such primary residence), or (y) who had an individual income in excess of $200,000 in each of the two most recent years or joint income with your spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.
(ii)You are a natural person who is a director or executive officer (as defined below) of the Company. As used herein, “executive officer” shall mean the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.
(h)So long as you hold LTIP Units, you shall disclose to the Company in writing such information as may be reasonably requested with respect to direct or indirect ownership of any LTIP Units issued pursuant to this Agreement as the Company may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code, applicable to the Company or to comply with requirements of any other appropriate taxing authority.
(i)You shall indemnify and hold the Company harmless from and against any and all loss, cost, damage or liability due to or arising out of a breach of any representation, warranty or agreement by you in this Agreement or any other document furnished by you to the Company in connection with this Award, including, without limitation, the Partnership Agreement.
13.Notices. All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, first class postage prepaid, and addressed to the General Counsel of the Company at the Company’s principal corporate office, or to you at the address for you on file with the Company, or to any other address as to which notice has been given in the manner herein provided.
14.Effect of Employment Agreement. Notwithstanding any of the terms of the foregoing sections of this Agreement, if the provisions of a written agreement between you and the Company relating to your employment with the Company, including any offer letter or severance agreement (any such agreement, an “Employment Agreement”) would provide more favorable vesting and/or forfeiture provisions than those provided for under the terms of the foregoing sections of this Agreement, then such Employment Agreement provisions shall control (and shall be deemed an amendment to this Agreement and incorporated herein by reference). In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Agreement or any Employment Agreement, on the other hand, the terms of the Plan shall govern. In the event of any conflict between the terms of this Agreement and the terms of any Employment Agreement, the terms of such Employment Agreement shall govern.
15.Miscellaneous.
(a)This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Subject to the provisions of the Plan, the Partnership Agreement and any applicable Employment Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed and interpreted in accordance with the laws of the State of Texas. If any provisions of this Agreement shall be deemed to be invalid or void under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect.
(b)In consideration of the LTIP Units granted to you pursuant to this Agreement, you agree to execute (via electronic grant acceptance) the Non-Disclosure and Non-Competition Agreement attached as Exhibit C (the “Non-Competition Agreement”).
(c)The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Agreement and the LTIP Units shall be subject to the provisions of the Partnership Agreement and Sections 18, 19 and 21 of the Plan).
(d)In the event of any adjustments in authorized LTIP Units as provided in the Partnership Agreement or Section 19 of the Plan, the number of LTIP Units or other securities to which you are entitled pursuant to this Agreement shall be appropriately adjusted or changed to reflect such change, provided that any such additional LTIP Units or additional or different units or securities shall remain subject to the restrictions in this Agreement.
(e)Unless the Committee specifically determines otherwise, the LTIP Units are personal to you and the LTIP Units may not be sold, assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution. Any such purported transfer or assignment shall be null and void.
(f)All disputes, controversies and claims arising between you and CyrusOne concerning the subject matter of this Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Agreement or the Plan. The location of the arbitration shall be Dallas, Texas or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 15(f) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 15(f) shall preclude you or CyrusOne from seeking temporary injunctive relief from any Federal or state court located within the State of Texas in connection with or as a supplement to an arbitration hereunder.

(g)This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout this Agreement are for convenience only and shall not be given legal significance. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
(h)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and any regulations or guidance that may be adopted thereunder from time to time. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that the award of LTIP Units hereunder may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the award, or (ii) comply with the requirements of Section 409A; provided, that this Section shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.
16.Spousal Consent. As a condition to the Operating Partnership’s obligations under this Agreement, the Plan and the Partnership Agreement, if you are married or in a registered domestic partnership, you shall have caused your spouse or domestic partner to execute and deliver to the Operating Partnership the Consent of Spouse in the form attached hereto as Exhibit D (the “Consent of Spouse”). If the Consent of Spouse has not been executed and delivered to the Operating Partnership, you represent and warrant that you are not married, that you are not in a registered domestic partnership and that no person has or will have a marital or community property interest in the LTIP Units. If you subsequently marry or enter into a registered domestic partnership, you shall cause your spouse or registered domestic partner to promptly execute and deliver to the Operating Partnership the Consent of Spouse in the form attached hereto as Exhibit D.
17.Electronic Delivery and Acceptance of Award. By accepting this Award, you agree to participate in the Plan through an on-line or electronic system maintained by the Company or a third party designated by the Company and to accept electronic delivery of any documents, communications or other information that the Company may be required to deliver in connection with the Plan or this Award. Electronic delivery of a document may be via e-mail or by reference to a location on the Company’s intranet site or the internet site of a designated third-party vendor involved in administering the Plan. This Award and Agreement (including any Schedules or Exhibits attached hereto or incorporated by reference herein) can be accepted and signed and delivered via your on-line equity account accessible at https://www.benefits.ml.com. Please note that if you do not accept the Award (including the non-disclosure and non-competition agreement) within 30 days of the Award Date, the Award may be forfeited.